Exhibit 99.2

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this Current Report on Form 8-K as well as our Annual Report on Form 10-K. This discussion contains “forward-looking statements” reflecting Atlas’ current expectations, estimates and assumptions concerning events and financial trends that may affect its future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors. Factors that could cause or contribute to such differences include, but are not limited to, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors included in our Annual Report on Form 10-K, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. Atlas assumes no obligation to update any of these forward-looking statements.

For purposes of this section, “we,” “us,” “our,” the “Company” and “Atlas” refers to the combination of Atlas Intermediate Holdings LLC (“Atlas Intermediate”), ATC Group Partners LLC (“ATC Group”), and all of their subsidiaries prior to the consummation of the transactions contemplated by the unit purchase agreement, entered into on August 12, 2019, (as amended, the (“Purchase Agreement”)), as contemplated by the Purchase Agreement are collectively referred to herein as the “Business Combination.”

OVERVIEW

Our Business

Headquartered in Austin, Texas, Atlas is a leading provider of professional and technical testing, inspection engineering and consulting services, offering solutions to public and private sector clients in the transportation, commercial, water, government, education and industrial markets. With approximately 140 offices located throughout the United States, we provide a broad range of mission-critical technical services, helping our clients test, inspect, plan, design, certify and manage a wide variety of projects across diverse end markets.

Atlas acts as a trusted advisor to our clients, helping our clients design, engineer, inspect, manage and maintain civil and commercial infrastructure, servicing the existing structures as well as helping to build new structures. However, we do not perform any construction, and do not take construction risk.

Atlas provides a broad range of mission-critical technical services, ranging from providing inspection services in small projects to managing significant aspects of large, multi-year projects. For the year ending December 31, 2019, Atlas:

●·	Performed more than 50,000 projects, with average revenue per project of less than $10,000; and

●	Delivered more than 95% of our projects were delivered under “time & material” and “cost-plus” contracts.

Atlas has long-term relationships with a diverse set of clients, providing a base of repeating clients, projects and revenues. Approximately 90% of Atlas’ revenues are derived from projects that have used Atlas services at least twice in the past three years and more than 95% of its revenues are generated from clients relationships longer than 10 years, with greater than 25% of revenues generated from relationships longer than 30 years. Examples of such long-term customers include the Texas Department of Transportation, US Postal Service, Gwinnett County Georgia, New York City Housing Authority, San Francisco International Airport, Stanford University, Port of Oakland, United Rentals, Inc., The Coca-Cola Company and Apple Inc.

Atlas’ broad base of customers span a diverse set of end markets including transportation, commercial, water, government, education and industrial sectors. Atlas’ customers include government agencies, quasi-public entities, schools, hospitals, utilities, airports, as well as private sector clients across many industries.

Atlas’ services require a high degree of technical expertise, as its clients rely on Atlas to provide testing, inspection and quality assurance services to ensure that structures are designed, engineered, built and maintained in accordance with building codes, regulations and the highest safety standards. As such, Atlas’ services are delivered by a highly-skilled, technical employee base that includes scientists, engineers, inspectors and other field experts. As of December 31, 2019, Atlas’ technical staff represented 2,534 out of its 3,350 employees. Atlas’ services are typically provided under contracts, some of which are long-term with long lead times between when contracts are signed and when Atlas’ services are performed. As such, Atlas has a significant amount of contracted backlog, providing for a high degree of visibility with respect to revenues expected to be generated from such backlog. As of December 31, 2019, Atlas’ contracted backlog was estimated to be approximately $601 million. See “Backlog” below for additional information relating to Atlas’ backlog.

For the year ended December 31, 2019, Atlas recognized approximately $471 million of gross revenues, $8 million of net income, and $66 million of Adjusted EBITDA (which does not take into account $7 million of pro forma cost synergies reflecting the impact of cost savings arising from the merger between Atlas Intermediate and ATC Group in 2019 by eliminating duplicate costs including those relating to labor, rent, sourcing and information technology). For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to historical combined net income (loss), see “Non-GAAP Financial Matters” below.

HOW ATLAS EVALUATES ITS OPERATIONS

Atlas uses a variety of financial and other information in monitoring the financial condition and operating performance of its business. Some of this information is financial information that is prepared in accordance with GAAP, while other information may be financial in nature and may not be prepared in accordance with GAAP. Historical information is periodically compared to budgets, as well as against industry-wide information. Atlas uses this information for planning and monitoring its business, as well as in determining management and employee compensation.

Atlas evaluates its overall business performance based primarily on a combination of three financial metrics: revenue, backlog and Adjusted EBITDA. These are key measures used by Atlas’ management team and board of directors to understand and evaluate Atlas’ operational performance, to establish budgets and to develop short and long-term operational goals.

Revenue

Revenues for services are derived from billings under contracts (which are typically of short duration) that provide for specific time, material and equipment charges, or lump sum payments and are reported net of any taxes collected from customers. Atlas recognizes revenue as it is earned at estimated collectible amounts.

Revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract. Atlas generally contracts for services to customers based on either a fixed fee or hourly rates. In such contracts, Atlas’ efforts, measured by time incurred, typically are provided in less than a year and represent the contractual milestones or output measure, which is the contractual earnings pattern. For contracts with fixed fees, Atlas recognizes revenues as amounts become billable in accordance with contract terms, provided the billable amounts are consistent with the services delivered and are earned. Expenses associated with performance of work may be reimbursed with a markup depending on contractual terms. Revenues include the markup, if any, earned on reimbursable expenses. Reimbursements include billings for travel and other out-of-pocket expenses and third-party costs, such as equipment rentals, materials, subcontractor costs and outside laboratories, which is included in cost of revenues in the accompanying combined statement of income.

Backlog

Atlas analyzes its backlog, which it defines as fully awarded and contracted work or revenue it expects to realize for work completed, to evaluate operations and future revenue potential. Atlas’ contracted backlog includes revenue it expects to record in the future from signed contracts. In order to calculate backlog, Atlas determines the amounts for contracted projects that are fully funded, and then determines the respective revenues expected to be realized upon completion of work. Atlas uses backlog to evaluate company revenue growth as it typically follows growth in backlog.

Adjusted EBITDA

Atlas views Adjusted EBITDA, which is a non-GAAP financial measure, as an important indicator of performance. Atlas defines Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, adjustments for certain one-time or non-recurring items and other pro forma adjustments, including expected public company costs. For more information on Adjusted EBITDA as well as a reconciliation to the most directly comparable GAAP measure, please see “Non-GAAP Financial Measures” below.

COMPONENTS & FACTORS AFFECTING ATLAS’S OPERATING RESULTS

Revenue

Atlas generates revenue primarily by providing infrastructure-based testing, inspection, certification, engineering, and compliance services to a wide range of public- and private-sector clients. Atlas’ revenue consists of both services provided by its employees and pass-through fees from subcontractors and other direct costs. Atlas generally utilizes a cost-to-cost approach in applying the percentage-of-completion method of revenue recognition. Under this approach, revenue is earned in proportion to total costs incurred, divided by total costs expected to be incurred.

Cost of Revenue

Cost of revenue reflects the cost of personnel and specifically identifiable costs associated with revenue.

Operating Expense

Operating expense includes corporate expenses, including personnel, occupancy, and administrative expenses, including depreciation and amortization.

Interest Expense

Interest expense consists of contractual interest expense on outstanding debt obligations, amortization of deferred financing costs and other related financing expenses.

Other Income (Expense)

Other income or expense reflects the gains or losses, including the costs and related accumulated depreciation recapture, resulting from the disposal of an asset when such asset is sold or retired.

Income Tax Expense

Although the majority of our wholly-owned subsidiaries are structured as limited liability companies (“LLC”) and considered pass through entities for federal and state income tax purposes, we do have two entities that are registered as C-Corporations (“C-Corp”) under federal income tax law. For those C-Corp entities, we are subject to income tax assessments within their jurisdictions on their current operations. Additionally, our Texas domiciled subsidiaries are subject to the Texas Franchise Tax.

Income tax expense and Atlas’s effective tax rates can be affected by many factors, including changes in its mix of pre-tax losses/earnings, the effect of non-controlling interest in income of consolidated subsidiaries, its acquisition strategy, available tax incentives and credits, changes in judgment regarding the realizability of its deferred tax assets, changes in existing tax laws and its assessment of uncertain tax positions. Atlas’s tax returns are routinely audited by the taxing authorities and settlements of issues raised in these audits may affect its effective tax rate.

Net Income From Continuing Operations

Net income from continuing operations reflects operating income for Atlas after taking into account costs and expenses for a given period, while excluding any gain or loss from discontinued operations.

Loss From Discontinued Operations

Loss from discontinued operations includes non-recurring gains or losses realized in connection with the disposition of an asset or component of the business that results in discontinued operations.

RESULTS OF OPERATIONS

Consolidated Results of Operations

The following table represents the selected results of operations for Atlas for the periods indicated.

	For the year ended December 31,
	2019	2018
	($ in thousands)

Revenues	$471,047	$426,439

Cost of revenues	(259,741)	(249,504)
Operating expenses	(192,075)	(157,459)

Operating income	19,231	19,476

Interest expense	(9,862)	(6,787)
Other income/(expense)	149	96

Income before income taxes	9,518	12,785
Income tax benefit/(expense)	(1,342)	(347)

Net income from continuing operations	8,176	12,438

Loss from discontinued operations	(146)	(393)

Net income	$8,030	$12,045

Comparison of the year ended December 31, 2019 to the year ended December 31, 2018 ($ in millions)

Revenue

Revenue for the year ended December 31, 2019 increased $44.6, or 10%, to $471.0 as compared to $426.4 for the corresponding prior year period.

The increase in revenue for the year ended December 31, 2019 was primarily attributable to the contribution from various acquisitions completed in late 2018 as well as organic growth from our existing platform in the amounts of $24.6 million and $20.0 million respectively. Our existing operations benefited from new scope of work for an existing client serviced across our nationwide platform and our expansion into new markets in Texas.

Cost of Revenue

Cost of revenue for the year ended December 31, 2019 increased $10.2, or 4%, to $259.7 as compared to $249.5 million for the corresponding prior year period. The increase in cost of revenues was due to the increase in revenues, however it was not commensurate with the revenue increase due to a reclassification in the current year of benefits from cost of revenues to operating expenses. Without this reclass, cost of revenues would have increased 10% comparing the year ended December 31, 2019 to 2018.

For the year ended December 31, 2019, cost of revenue, as a percentage of revenue, decreased to 55.1% from 58.5% for the year ended December 31, 2018. The decrease in cost of revenue as a percentage of revenue for the year ended December 31, 2019 was primarily due to a change in presentation of benefits expense relating to those employees servicing projects from cost of revenues to operating expenses for one of our acquired companies to conform with the existing platform. This represented 3.0% of our revenues for the year ended December 31, 2019.

Operating Expense

Operating expense for the year ended December 31, 2019 increased $34.6, or 22%, to $192.1 as compared to $157.5 for the corresponding prior year period. For the year ended December 31, 2019, operating expense, as a percentage of revenue, increased to 40.8% from 36.9% for the year ended December 31, 2018.

The increase in operating expense for the year ended December 31, 2019 was primarily attributable to the increase in revenues for the period as we incurred additional personnel related and vehicle costs associated with the direct labor hires required to support those additional revenues, non-recurring transaction related costs associated with our proposed acquisition by Boxwood Merger Corp, and the change in presentation of benefits associated with direct employees at one of our acquired companies to operating expense from cost of revenue. The presentation change represented 3.0% of our revenues for the year ended December 31, 2019 and an increase to operating expenses of 9% when comparing the year ended December 31, 2019 to 2018.

Interest Expense

Interest expense for the year ended December 31, 2019 increased $3.1 or 45%, to $9.9 as compared to $6.8 for the corresponding prior year period. The increase in interest expense is due to the increase in average outstanding borrowings for 2019 compared to the average outstanding borrowings during 2018.

Other Income

Other income for the year ended December 31, 2019 and 2018 was consistent at $0.1 million.

Income Tax Expense

Income tax expense for the year ended December 31, 2019 was $1.3 million compared to income tax expense of $0.3 million for the year ended December 31, 2018. The increase in taxes is due to the growth of our Texas operations as well as work performed in the Commonwealth of Puerto Rico.

The Company is treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits of the Company being passed through to the partners and members. As such, no recognition of federal or state income taxes for the Company or its subsidiaries has been provided for in the accompanying combined financial statements, except for margin taxes in the State of Texas and a few C-Corp entities under Atlas. The margin taxes are treated as income taxes, with an effective rate of 0.7%, based on the prior year’s Texas-sourced gross receipts. The effective rate of the C-Corp for the year ended December 31, 2019 was 30%.

Loss From Discontinued Operations

Other loss from discontinued operations for the year ended December 31, 2019 decreased ($0.2), or (63%,) to $0.2 as compared to $0.4 for the corresponding prior year period.

The decrease in loss from discontinued operations for the year ended December 31, 2019 was primarily due to the wind down of Atlas’ Power and Industrial (P&I) operation. Atlas entered into a purchase agreement with a third-party in December 2017, and the sale was completed during 2018 resulting in an immaterial gain. The 2019 amounts represented the final wind down of the operations that took place at the beginning of the year.

LIQUIDITY AND CAPITAL RESOURCES

Atlas’s primary sources of liquidity and capital resources are its cash and cash equivalents balances, cash flow from operations, borrowings capacity under its Credit Agreement (as defined below), Loan Agreement (as defined below) and access to financial markets. Atlas’s principal uses of cash are operating expense, working capital requirements, capital expenditures, repayment of debt and acquisition expenditures. Atlas believes its sources of liquidity, including cash flow from operations, existing cash and cash equivalents and borrowing capacity under its Credit Agreement and Loan Agreement will be sufficient to meet projected cash requirements for at least the next twelve months. Atlas will monitor its capital requirements thereafter to ensure its needs are in line with available capital resources.

Cash Flows

The following table sets forth the cash flows for Atlas for the periods indicated.

	For the year ended December 31,
	2019	2018
	($ in thousands)

Net cash provided by operating activities	$31,507	$36,916
Net cash used in investing activities	(9,607)	(14,149)
Net cash used in financing activities	(8,224)	(26,875)
Net increase (decrease) in cash and cash equivalents	13,676	(4,108)

Comparison of the year ended December 31, 2019 to the year ended December 31, 2018 ($ in millions)

Cash and Cash Equivalents.

At December 31, 2019 and 2018 Atlas had $20.2 and $6.5 of cash and cash equivalents, respectively.

Operating Activities

Cash flow from operating activities is primarily generated from operating income from our professional and technical testing, inspection engineering and consulting services.

Net cash provided by operating activities was $31.5 for the year ended December 31, 2019, compared to $36.9 for the year ended December 31, 2018. The decrease of ($5.4) was primarily due to the timing of working capital payments and receipts.

Investing Activities

Net cash used in investing activities was $9.6 for the year ended December 31, 2019, compared to $14.1 for the year ended December 31, 2018. The ($4.5) decrease in cash used was primarily due to an acquisition in the previous period offset by higher capital expenditure to support our growth.

Financing Activities

Net cash used for financing activities was $8.2 for the year ended December 31, 2019, compared to cash used by financing activities of $26.9 for the year ended December 31, 2018. The ($18.7) decrease to net cash used in financing activities was primarily due to additional funds received through the debt financing offset by distributions to shareholders.

Working Capital

Working capital, or current assets less current liabilities, increased $5.2, or 6%, to $92.1 at December 31, 2019 from $86.9 at December 31, 2018. This increase in working capital resulted from our increased revenues and continued emphasis on billing and collections metrics.

Debt Arrangements

In October 2017, concurrent with the closing of the acquisition of Moreland Altobelli Associates, Atlas obtained a bridge loan from Regions Bank in the amount of $42 million. In November 2017, concurrent with the closing of the acquisition of the Engineering Testing Services family of companies (“ETS”), Atlas entered into a credit agreement with a group led by Regions Bank providing a term loan of $95 million and a revolving credit facility of $30 million secured by the assets owned by Atlas (the “Atlas Loan Agreement”). Proceeds from the Atlas Loan Agreement were used to fund the acquisition of ETS, repayment of the bridge loan, and for a redemption of $15.2 million of initial equity contributions made by the initial members once overall leverage amounts were determined. The Atlas Loan Agreement provided for a scheduled maturity date in November 2022 and quarterly principal payments beginning in December 2017, with interest compounded based on the variable rate in effect.

ATC had a business loan agreement (the “ATC Loan Agreement”) which provided for a scheduled maturity date of January 29, 2020. The ATC Loan Agreement included a revolving credit facility of $45 million. Security for the loan was provided by a first-priority interest in substantially all of ATC’s assets and a promissory note. Borrowings under the ATC Loan Agreement bore interest at the one-month London Interbank Offered Rate (“LIBOR”) plus a margin based on the total leverage ratio as defined in the ATC Loan Agreement.

In March 2019, subsequent to the merger with ATC, the outstanding balances of the Atlas Loan Agreement and the ATC Loan Agreement were paid in full and the ATC Loan Agreement was terminated. The Atlas Loan Agreement was amended to provide for a term loan of $145 million and a revolving credit facility of $50 million, of which $31.8 million was funded at closing (collectively, the “Atlas Credit Facility”). Proceeds of the Atlas Credit Facility were used to repay existing debt of $123.9 million and fund a shareholder distribution of $52.8 million made in April 2019. The Atlas Credit Facility requires quarterly principal payments of $2.719 million through March 31, 2023, and then $3.625 million until the final maturity in March 2024, and bears interest at an annual rate of LIBOR plus a margin ranging from 275 to 425 basis points determined by the Company’s Consolidated Leverage Ratio, as defined. For the interest payment made in the in the quarter ended December 31, 2019, the applicable margin was 375 basis points and the total interest rate was 5.500%.

Contractual Obligations and Commitments

The following table summarizes Atlas’s contractual obligations and commercial commitments as of December 31, 2019. In March 2019, subsequent to the merger with ATC, the outstanding balance on the Atlas Loan Agreement was paid in full and terminated, and the existing Atlas credit facility was amended to provide a term loan of $145.0 million and a revolving credit facility of $50.0 million, in which $31.8 million was funded at closing (“Atlas Credit Facility”). Proceeds of the Atlas Credit Facility were used to repay existing debt of $123.9 million and fund a shareholder distribution of $52.8 million made in April 2019. The Atlas Credit Facility is scheduled to mature in March 2024 bearing interest at a rate of 5.500%. Atlas expects to fund these contractual obligations with cash generated from operating activities.

Contractual Obligations and Commitments	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years

Revolving credit facility - term loan (1)	$162,105	$18,068	$33,770	$110,267	$-
Capital lease obligation	1,079	286	572	221	-
Operating lease obligation	40,005	11,613	15,452	9,080	3,860
Obligations without cancellation provisions	3,917	3,917	-	-	-
Revolving credit facility - revolving loan (1)	39,839	1,577	2,636	35,626	-
Total contractual obligations and commitments	$246,945	$31,544	$52,430	$155,194	$3,860

(1)	The two portions of the Atlas Loan Agreement, the revolving credit facility and the term loan, both bear interest at a variable rate, calculated as LIBOR plus a spread based on the company’s leverage ratio. The spread is a range from 2.25% to 4.25%, and leverage ratio is calculated as the company’s total outstanding debt under this agreement divided by the company’s estimated future EBITDA. Estimated future interest in included in the anticipated future payments.

Off-Balance Sheet Arrangements

As of December 31, 2019, Atlas has no material off-balance sheet arrangements.

Effects of Inflation

Based on the analysis of the periods presented, Atlas believes that inflation has not had a material effect on its operating results. There can be no assurance that future inflation will not have an adverse impact on Atlas’s operating results and financial condition.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA

Adjusted EBITDA is not a financial measure determined in accordance with GAAP. Atlas defines Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, adjustments for certain one-time or non-recurring items and other pro forma adjustments, including expected public company costs.

Atlas believes Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of Atlas’ operating performance when compared to its peers, without regard to its financing methods or capital structure. Atlas excludes the items listed above from net income in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Atlas’ presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Atlas’ computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. The following table presents reconciliations of Adjusted EBITDA to net income, Atlas’ most directly comparable financial measure calculated and presented in accordance with GAAP.

	For the year ended December 31,
	2019	2018
Net Income	$8,030	$12,045
Interest Expense	9,862	6,787
Provision for Income Taxes	1,342	347
Depreciation and amortization	19,881	20,042
EBITDA	$39,115	$39,221

Pro-forma EBITDA for acquired businesses prior to acquisition date (1)	$-	$570
Non-cash increase in fair value of earnout	-	2,750
Non-recurring expenses (2)	26,308	9,126
Discontinued business lines (3)	146	892
Adjusted EBITDA	$65,569	$52,559

(1)	Includes the EBITDA of SCST (which was acquired by Atlas in November 2018) and Piedmont (which was acquired by Atlas in August 2018) for the period January 1, 2018 through the date of their acquisition.

(2)	Includes transaction related professional fees, previous owner expenses, startup expenses for new offices, non-cash equity-based compensation expense, a facility lease early termination fee, corporate entity formation and enterprise resource planning costs, a non-recurring contract loss and shutdown of the telecom division costs.

(3)	Reflects losses related to the power and industrials business line sold off in 2018, completed in 2019.